SUB-ITEM 77M:  Mergers

Pursuant to the
Securities Act of
1933, as amended,
and the General
Rules and
Regulations
thereunder, a
Registration
Statement on Form
N-14, SEC File No.
333-185469, was
filed on December 14,
2012, and amended
on January 11, 2013.
This filing relates to
an Agreement and
Plan of
Reorganization
whereby Federated
Equity Income Fund,
acquired all of the
assets of Federated
Capital Appreciation
Fund, a portfolio of
Federated Equity
Funds, in exchange
for shares of the
Surviving Fund.
Shares of the
Surviving Fund were
distributed on a pro
rata basis to the
shareholders of the
Acquired Fund in
complete liquidation
and termination of
the Acquired Fund.
As a result, effective
April 19, 2013, each
shareholder of the
Acquired Fund
became the owner of
Surviving Fund
shares having a total
net asset value equal
to the total net asset
value of his or her
holdings in the
Acquired Fund.

The Agreement and
Plan of
Reorganization
providing for the
transfer of the assets
of the Acquired Fund
to the Surviving Fund
was approved by the
Board of Directors at
their Regular Meeting
held on December 13,
2012 and was also
approved by Acquired
Fund shareholders at
a Special Meeting
held on March 11,
2013.

The Agreement and
Plan of
Reorganization for
this merger is hereby
incorporated by
reference from the
definitive
Prospectus/Proxy
Statement filed with
the SEC on January
25, 2013.









		US_ACTIVE-113710672.1-JWKULBAC 07/29/2013 3:32 PM